Exhibit 99.1

CONTACT:

Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Joe Lovechio, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL APPOINTS GERRI ELLIOTT TO BOARD OF DIRECTORS

BENTON HARBOR, Mich. – February 18, 2014 – Whirlpool Corporation (NYSE: WHR) announced today the appointment of Geraldine “Gerri” Elliott, executive vice president and chief customer officer at Juniper Networks, to its board of directors, effective immediately.

“Gerri has exceptional information technology and leadership expertise, and we are delighted to welcome her to our board,” said Jeff M. Fettig, Whirlpool Corporation’s chairman and chief executive officer. “As we drive results in an increasingly digital economy, Gerri’s strategic understanding of transformative digital technologies, as well as her global marketing, sales and service experience, will be invaluable to our board of directors and Whirlpool Corporation.”

Elliott, 57, was appointed executive vice president and chief customer officer of Juniper Networks in 2013, after prior roles as executive vice president and chief sales officer, and as executive vice president of strategic alliances. In January 2014, Elliott announced her personal decision to retire from Juniper, effective later in the year. In her current role, she drives the strategic and operational objectives for the company’s global marketing, sales, systems engineering, advanced technologies, channel partners, field operations and customer service and support organizations. Elliott joined Juniper in 2009 from Microsoft Corporation, where she held a series of senior executive positions, including as corporate vice president of the company’s Worldwide Public Sector organization. Prior to joining Microsoft, Elliott spent 22 years at IBM Corporation, where she held executive and management positions in strategy development, services and consulting, product management and sales leadership.

Elliott holds a bachelor’s degree in International Politics from New York University. She serves on the advisory boards for Catalyst and the Center for Executive Women Senior Leadership Program at Northwestern University’s Kellogg School of Management.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading global manufacturer and marketer of major home appliances, with annual revenues of approximately $19 billion in 2013, 69,000 employees and 59 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

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